UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 5, 2008

TERRESTAR CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33546	93-0976127
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12010 Sunset Hills Road, 9th Floor	20190
Reston, VA	(Zip Code)
(Address of Principal
Executive Offices)

Registrant’s telephone number, including area code:  703-483-7800

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 30, 2008, TerreStar Networks Inc., ("TerreStar") a majority-owned subsidiary of TerreStar Corporation (formerly Motient Corporation) entered into a Reformation to the Employment Agreement by and between TerreStar and Robert Brumley, TerreStar's President and Chief Executive Officer (the "Revised Agreement").  The Revised Agreement corrects an error in the Employment Agreement entered into between TerreStar and Mr. Brumley dated January 15, 2008 (the "Employment Agreement") and revises the term of the Employment Agreement from December 31, 2010 to December 31, 2009.  No other terms or provisions of the Employment Agreement were changed.

A copy of the Revised Agreement is filed as Exhibit 10.1 hereto and the terms of such agreement are incorporated into this Item 5.02.

Item 8.01 – Other Events

TerreStar Corporation (formerly Motient Corporation) announced today that it has been served with a lawsuit filed on February 1, 2008 by Highland Crusader Offshore Partners, L.P. (“Highland Capital”) and three of its affiliates (collectively, the “Highland Plaintiffs”) in the New York State Supreme Court in and for the County of New York. The Highland Plaintiffs are the sole remaining holders of Series A Cumulative Convertible Preferred Stock (“Series A Preferred”) issued by TerreStar.

In this lawsuit, the Highland Plaintiffs contend that the Exchange Offer conducted in October 2005, which related to the exchange of outstanding shares of Series A Preferred for newly-issued shares of Series B Cumulative Convertible Preferred Stock, triggered a right of redemption for their Series A Preferred under the provisions of the Certificate of Designations relating to the Series A Preferred and the Highland Plaintiffs have demanded that TerreStar redeem their 90,000 shares of Series A Preferred in addition to all actual, special or consequential damages.  TerreStar believes this claim is without merit and intends to vigorously defend against this suit.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

10.1	Reformation Agreement by and between TerreStar Networks Inc. and Robert Brumley dated January 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRESTAR CORPORATION

Date: February 5, 2008	By:	/s/ Jeffrey W. Epstein
Jeffrey W. Epstein
General Counsel and Secretary